Exhibit 5.20

CONSENT OF TOMMASO R. RAPONI, P. ENG.

The undersigned hereby consents to the use of their reports entitled “NI 43-101 Technical Report on the Santa Luz Project Bahia State, Brazil” with an effective date of June 30, 2020 and a report date of November 30, 2020, and “NI 43-101 Technical Report Hardrock Project Ontario, Canada.” with an effective date of December 16, 2020, and a report date of January 26, 2021, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Tommaso R. Raponi
By: Tommaso R. Raponi, P. Eng.

Dated: November 21, 2022